EXHIBIT 5.1

                       AKERMAN, SENTERFITT & EIDSON, P.A.
                           350 EAST LAS OLAS BOULEVARD
                                   16TH FLOOR
                         FORT LAUDERDALE, FLORIDA 33301


June 9, 2000

Technical Chemicals and Products, Inc.
3341 S.W. 15th Street
Pompano Beach, Florida 33069

     Re:      Registration Statement on Form S-2 (File No. 333-       )

Gentlemen:


     You have requested our opinion in connection with the above-referenced registration statement, (the "Registration Statement") relating to the sale by certain persons named therein (the "Selling Stockholders") of up to 50,568,673 shares (the "Shares") of the Company's common stock, $.001 par value per share, including shares which have been reserved for issuance upon the exercise of certain warrants.

     We have reviewed copies of the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company, and have examined such corporate documents and records and other certificates, and have made such investigations of law, as we have deemed necessary in order to render the opinion hereinafter set forth.

     Based upon and subject to the foregoing, it is our opinion that the Shares are, or when issued against payment therefor in accordance with the terms of the applicable warrant will be, duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                       Very truly yours,


                                       Akerman, Senterfitt & Eidson, P.A.